Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on February 25, 2011 (the “Effective Date”), by and between Atlas Therapeutics Corporation, a Nevada corporation (the “Company”), and CARLON COLKER M.D., FACN, an individual (the “Executive”), with a principal address of 195 Field Point Road, Greenwich, CT 06830.

RECITALS:

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

The Executive desires to be employed by the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

AGREEMENT

1.   EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, as Vice President and Chief Medical Officer of the Company, upon the terms and conditions hereinafter set forth.  The Company understands and acknowledges that Executive has obligations to his medical practice, patients and clients at Peak Wellness, Inc. (the “Practice”) that take priority over any obligations to the Company.  Nonetheless, in his capacity as Vice President and Chief Medical Officer, Executive shall assist the Company in accomplishing the following:

(a)   Branding—Assist the Company’s marketing department in positioning and creating proper branding for the company with a current working concept centered on establishing the credibility of the Company as a legitimate biopharma and nutraceutical company. It is also the intention of Executive to assist in branding the company as a “problem solving company” by way of positioning it as the “impact company with impact science-based proprietary products”.
(b)   Image—Assist the Company in the cultivation of branding and impact product images, which may include but not necessarily be limited to, everything from product packaging to printed advertizing for national media placement.
(c)   Promoting—Assist the Company in promotion of the keystone Company impact product MYO-T12 and the successful sales and distribution of the product. As appropriate, Executive’s assistance in promotion will extend to other Company SKU’s.
(d)   Development—Assist the Company in formulating and developing new profitable initiatives by bringing new impact products to the Company that the Company specifically directs and requests Executive to research and develop.
(e)   Consistency—Assist the Company in establishing and maintaining internal consistency of all products and corporate images so as to be absolutely internally consistent with the Branding.

(f)            SKU Selection—Assist the Company in carefully selecting SKU’s absolutely internally consistent with the impact branding concept.
(g)   Scientific Support—Assist the Company in attempting to locate and establish credible published references to proper ingredient-based science by way of online literature searches, culling journals, and utilizing existing archives and hospital affiliate resources within the possession of Executive.
(h)   Literature—Assist the Company advertising staff and legal department in producing supporting company literature and copy advertising material for each SKU with a focus on attempting to avoid any and all false claims.
(i)   Meetings—Given reasonable notice and planning, though it is understood and agreed by both parties that Executive has his obligations to his Practice which take priority, Executive will make himself reasonably available for attendance at administrative meetings with Company executives.
(j)           Phone Conferences—Given notice and planning, though it is understood and agreed by both parties that Executive has his obligations to his Practice which take priority, Executive will make himself reasonably available for phone conferences.
(k)   Speaking—Given notice and planning, though it is understood and agreed by both parties that Executive has his obligations to his Practice which take priority, Executive will make himself reasonably available for up to 12 live talks/presentations per calendar year at Company meetings.

2.   COMPENSATION/BENEFITS.

(a)   Salary.  The Company shall pay Executive a base salary (the “Base Salary”), of $60,000 per year, which shall be paid consistent with the Company’s payroll policies and procedures for all employees.  The Base Salary shall be increased, at least annually, by the increase in the Consumer Price Index, Revised Urban Wage Earners and Clerical Workers, U.S. City Average, Unadjusted, issued by the Bureau of Labor Statistics of the United States Department of Labor, from the prior year, subject in each case to a maximum cap of no greater than a 5% increase (the “Base Salary Increase”).  However, the Executive shall have the opportunity following a six (6) month period after the date of such Base Salary Increase to request consideration for an increase in the Base Salary in excess of the five percent (5%) cap.  Executive shall submit such request to the Compensation Committee of the Board of Directors, which request may be granted or denied in the sole discretion of the Compensation Committee.

(b)   Performance Bonus.  For the period commencing in calendar year 2011 and for each calendar year thereafter during the Term and any Renewal Term, Executive shall be eligible to receive an annual bonus (“Bonus”) in an amount up to 50% of the Base Salary (the “Maximum Bonus”) to be determined as follows: (i) if the Company achieves 80% to 100% of both its projected revenue target and the projected net income target (each as determined by the Board based on the annual budget of the Company) for any calendar year during the Term or any Renewal Term, then Executive shall be entitled to receive 50% of the Maximum Bonus; and (ii) if the Company achieves more than 100% of both its projected revenue target and projected net income target (each as determined by the Board) for any calendar year during the Term or any Renewal Term, then Executive shall be entitled to receive 100% of the Maximum Bonus.

In the event the Company achieves one (but not both) of the targets set forth in the foregoing clauses (i) or (ii), as applicable, the Executive shall be entitled to receive a Bonus equal to 50% of the amount he would receive for achieving both of the targets in the foregoing clauses (i) or (ii), as applicable. For illustration purposes only, if 80% of projected revenue target is achieved, but only 50% of projected net income is achieved, the Executive would be entitled to receive a Bonus of 25% of the Maximum Bonus.  At the sole discretion of the Compensation Committee or the Board, the Executive may receive an amount in addition to the Maximum Bonus if the Company’s revenue and net income both exceed the projected amounts by 10% or more.  The projected revenue target and projected net income target for calendar year 2011 shall be determined by the Board no later than 60 days from the Effective Date hereof, and thereafter, within 30 days prior to the beginning of a calendar year. The Bonus, if any, shall be payable on an annual basis at such time as the Compensation Committee shall determine.

(c)   Employee Benefits.  Executive shall be entitled to participate in any employee benefit plans and health insurance plans that may be offered by the Company from time to time to its employees generally, subject to the eligibility requirements, restrictions and limitations of any such plans or programs.

(d)   Business Expense Reimbursement.  Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid by the Executive during the Term or any Renewal Term in the course of and pursuant to the business of the Company such as all travel and lodging expenses including, but not limited to, local car service or rental, first class or business class airfare, transportation, hotel stay, and any other related expenses. Notwithstanding the foregoing, any expenses in excess of $500 shall require pre-approval of the Chief Executive Officer or the Board. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(e)   Withholding Taxes.   All payments to Executive under this Agreement shall be reduced by and subject to applicable withholding taxes.

3.   STOCK OPTIONS.  Upon adoption of a stock option plan by Atlas Therapeutics Corporation, a Nevada corporation and the parent of the Company (“Atlas”) and its shareholders (the “Stock Option Plan”), the Company shall cause Atlas (subject to the approval of the Board of Directors or Compensation Committee of Atlas) to grant to the Executive a stock option (the “Stock Option”) to purchase such number of shares of Common Stock of Atlas consistent with the option awards granted to similarly situated executives, as determined by the Board of Directors or Compensation Committee of Atlas after consultations with the Executive. The Stock Option shall be subject to all the terms and conditions of the Stock Option Plan and all rules and  regulations of the Securities and Exchange Commission applicable to stock option plans then in effect.  The Stock Option shall have an exercise price per share equal to the fair market value of the Common Stock of Atlas on the date of the grant, as determined by the Board of Directors of Atlas (or the Compensation Committee thereof).  The Stock Option will vest equally over the four-year Term of this Agreement with 25% of the Stock Option vesting on each anniversary of the Effective Date, subject to Executive’s continued employment with the Company on each such vesting date; provided, however, that any and all unexercised Stock Options (whether vested or unvested) shall be subject to immediate cancellation and termination in the event of the termination of this Agreement by the Company for Cause (as defined below).  No right to any Common Stock of Atlas is earned or accrued until such time that vesting occurs (subject to Executive being employed and in good standing hereunder on each vesting date), nor does the grant confer any right to continued vesting or employment.  The Stock Option shall expire as provided in the Stock Option Plan.

4.   TERM.  The Term of employment hereunder will commence on the Effective Date, and end three years thereafter (the “Term”), unless terminated earlier pursuant to Section 6 of this Agreement.  The Term shall automatically renew (“Renewal Term”) for successive one year periods at a base salary of $150,000 per year, unless written notification of non-renewal is provided by either party no less than 90 days prior to the expiration of the Term or the then current Renewal Term.

5.   REPRESENTATIONS AND WARRANTIES OF EXECUTIVE.  The Executive represents and warrants to the Company as follows:

(a)    Executive has the full right to enter into this Agreement and perform all duties hereunder, and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder. Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

(b)    Executive’s performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound.

(c)    All information furnished by Executive to the Company is true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

(d)    Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

(e)    Executive has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly and without coercion.

(f)    As of the date hereof, Executive is not engaged in any activities that would be prohibited under Section 8(a) herein.

(g)    Executive acknowledges that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  By executing this Agreement, Executive authorizes the Company to conduct such an investigation.  Executive further acknowledges that his employment by the Company is contingent upon a clearance of such a background investigation and/or reference check.

6.   TERMINATION.

(a)   Termination.  This Agreement shall be terminated (i) upon the expiration of the Term or the Renewal Term in the event written notification of non-renewal is provided by either party pursuant to Section 4, (ii) upon the death of the Executive, (iii) if the Executive shall have been substantially unable to perform Executive’s duties hereunder for a period of three consecutive months as determined by the Board, (iv) by Executive on thirty (30) days written notice in the event that his employment is unduly restricting the operation of his Practice; or (v) by the Company upon written notice for “Cause”.

(b)   Cause.  As used in this Agreement, “Cause” shall mean any of the following: (i) Executive’s willful failure or refusal, after notice thereof, to perform specific directives of the Chief Executive Officer and/or the Board when such directives are consistent with the Executive’s duties and responsibilities described in this Agreement, (ii) dishonesty of the Executive affecting the Company, (iii) habitual abuse of drugs or alcohol, (iv) conviction of Executive of, or a plea by Executive of guilty or no contest to, any felony or any crime involving moral turpitude, fraud, gross neglect, embezzlement or misrepresentation, (v) any gross or willful misconduct or malfeasance or fraud of the Executive in the performance of his duties under this Agreement, (vi) theft from the Company, (vii) commission or participation by Executive in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (viii) violation by the Executive, after notice thereof, of the business policies and guidelines of the Company as may be in effect from time to time or the common law duty of loyalty to the Company; (ix) breach of any provision of this Agreement; and/or (x) breach of any provision by Executive under that certain Intellectual Property Purchase Agreement of even date herewith by and among the Company, Atlas and Peak Wellness, Inc., a Connecticut corporation doing business as Peak Wellness Biopharma, beyond applicable notice and cure period.

7.   AMOUNTS DUE UPON TERMINATION.  In the event that the Executive’s employment is terminated by the Company during the Term or any Renewal Term (other than for Cause or due to the death of Executive) and if the Executive executes an irrevocable general release of claims against the Company within 30 days after such termination of employment, then the Company shall continue to pay the Executive’s Base Salary as in effect on the date of Executive’s termination for a period of twelve (12) months from notice of termination hereunder payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  The Executive shall not be entitled to receive severance payments under any other severance plan maintained by the Company if the Executive receives the payment described above.  The payments described in this Section shall not be made in the event that the Executive voluntarily terminates employment with the Company.  Upon the termination of Executive’s employment with the Company for Cause or due to the death of Executive, the Company will pay Executive all accrued but unpaid Base Salary through the date of termination.

8.   COVENANT NOT TO COMPETE/COVENANT NOT TO SOLICIT.  Executive and the Company agree as follows:

(a)   At all times during the Term and any Renewal Terms  (the “Restricted Period”), Executive shall not be employed by, consult, assist, supervise, own or otherwise participate with any other business or person for the purpose of developing or assisting such business or person in the development of: (i) any myostatin modulating, regulatory or inhibiting products,  (ii) any fertile egg-based products, and/or (iii) any follistatin-based products;

(b)   Notwithstanding the foregoing, nothing in this paragraph 8 shall prohibit Executive from being employed by, consulting with, assisting, supervising, owning or otherwise participating with any other business or person for the purpose of developing or assisting such business or person in the development of any other dietary supplement, nutraceutical product or any other product that is not a myostatin modulating, regulatory or inhibiting product;

(c)   During the Restricted Period, in the event Executive desires to enter into any agreement with any third party to offer or sell the rights, including the rights to distribute, any dietary supplement that is exclusively owned and/or developed by him, Executive shall send a notice (the “Notice”) to the Company advising it of Executive’s intention to enter into such agreement (the “Proposed Agreement”) and a summary of the material terms and conditions of the Proposed Agreement.  For a period of  30 days (the “Notice Period”) from its receipt of such Notice, the Company shall have the right to enter into the Proposed Agreement with the Executive.  If the Company does not advise Executive that it desires to enter into the Proposed Agreement, within the Notice Period, Executive may enter into the Proposed Agreement with any third party without further limitation.

(d)   In the event that a court of competent jurisdiction shall determine that any provision of this Section is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

9.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)   Executive acknowledges that during the term of this Agreement there may be the disclosure of the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, and information concerning the Company’s services, business and operational records and plans (collectively, the “Confidential Information”) which are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

(b)   The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iv) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information; (v) not copy or modify any Confidential Information without the prior written consent of the Company, other than modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (vii) relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; and (viii) promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

(c)   Upon the termination of Executive’s employment with the Company or upon the written request of the Company, Executive shall immediately return to the Company all written materials containing the Confidential Information as well as any other books, records and accounts relating in any manner to the Company or its business. Executive shall also deliver to the Company written statements signed by Executive certifying that all such materials have been returned within five days of receipt of the request.

10.   OWNERSHIP OF PRODUCT  INVENTIONS AND ASSIGNMENT.

Any dietary supplement, nutraceutical product or other product researched or developed by Executive that is not a myostatin modulating, regulatory or inhibiting product shall remain the property of Executive.  Provided, however, in the event that the Company directs Executive to research and develop a product, such product shall be the property of the Company and shall be considered as “work made for hire” belonging exclusively to the Company, and are hereby irrevocably assigned by Executive to the Company from the moment of creation or fixation in tangible media.

11.   INDEMNIFICATION. To the fullest extent provided by law, the Company shall completely indemnify, defend and hold harmless Executive if Executive is made a party to or threatened with, a pending or completed action, suit or proceeding, whether civil, criminal, regulatory, administrative or investigative, or is designated a witness or subject to document production requests, in any proceeding, by subpoena or otherwise, by reason of Executive’s performance of his duties as an employee of the Company. Executive shall have the counsel of his choice represent him in connection with this obligation with coverage by the Company of any and all attorneys’ fees, judgments, and any and all related costs.

12.   SURVIVAL.  The provisions of Sections 8-11, 16, 23 and 24 shall survive the termination of this Agreement.

13.   NOTICES.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent to the addresses set forth in the introductory paragraph of this Agreement, or to such other address as either party hereto may from time to time give notice of to the other.

14.   HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

15.   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

16.   ENTIRE AGREEMENT. This Agreement and the APA constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates), including the Memorandum of Agreement dated November 11, 2010 between the Company and Seller with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

17.   GOVERNING LAW.  This Agreement is to be construed and enforced according to the laws of the State of Connecticut without regard to the principles of conflicts of laws.  The parties agree to accept any service of process by mail and to the exclusive venue of courts of competent jurisdiction located in New York County, New York or Stamford, Connecticut in any dispute arising out of the employment by the Company of the Executive, compensation or any damages in respect thereof.

18.   CONSTRUCTION.   This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

19.   SEVERABILITY.   Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

20.   NON-ASSIGNABILITY.  The Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

21.   BINDING EFFECT.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

22.   WAIVERS.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

23.   NO THIRD PARTY BENEFICIARY.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

24.   NON-DISPARAGEMENT.  During the term of Executive’s employment and thereafter, the Executive shall not disparage the Company or its Affiliates.

25.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATLAS THERAPEUTICS CORPORATION

By:	/s/ Georgette Mathers
Name: Georgette Mathers
Title: President

CARLON COLKER, M.D., FACN

By:	/s/ Carlon Colker